                                                                   Exhibit 10.18

                                            CONFIDENTIAL TREATMENT REQUESTED
                                        UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                  200.83 AND 240.24b-2


                                LICENSE AGREEMENT


      THIS AGREEMENT is made this first day of June, 1998 (the "Effective
Date") by and between AUTHENTIC, Ltd., a Japanese subsidiary corporation of NEC (hereinafter "NEC") with an office and place of business at 3-14-1 Hisamoto Takatsu-ku, Kawasaki City, Kanagawa-Ken 213-0011, Japan (hereinafter "Authentic" or "Licensee") and AMERICAN TECHNOLOGY CORPORATION, a Delaware corporation with an office and place of business at 13114 Evening Creek Drive South, San Diego, California 92128, United States of America (hereinafter "ATC").

                                    RECITALS

      WHEREAS, ATC has developed and has rights to sound reproduction systems known as Stratified Field Technology(TM) (SFT(TM)) and picoSonic(TM) Transducer Technology (picoSonic(TM)) for which ATC has applied for patents; and,

      WHEREAS, ATC has developed certain proprietary exciter materials (PEM) for use in the manufacture of SFT and picoSonic systems; and

      WHEREAS, ATC has demonstrated the use of its SFT system in computer product components similar to those manufactured by Authentic and used by NEC; and,

      WHEREAS, ATC has developed certain trademarks regarding this system including, but not limited to, Stratified Field Technology and picoSonic(TM) for which registration has been requested in the United States Patent and Trademark Office; and

      WHEREAS, Authentic wishes to utilize this SFT system in its products; and

      WHEREAS, Authentic, and ATC are willing to enter into License and/or Volume Purchase Agreements, as applicable, for the manufacture and use of SFT and picoSonic technologies for Licensed Products;

      NOW, THEREFORE, the parties hereto agree as follows:

1.    DEFINITIONS.

      A. "LICENSED INFORMATION" shall mean ATC's confidential or proprietary information, trade secrets, designs, drawings, reports, memoranda, blueprints and know-how relating to the inventions disclosed and claimed in the Licensed Patents filed and pending, and inventions for which patents have not yet been filed but which relate to SFT and picoSonic, but only to the extent the rights thereunder are necessary for the Licensed Products to fulfill the specifications of Exhibit B.

      B. "LICENSED PATENTS" shall mean (1) any and all of ATC's patents and applications therefore identified in Exhibit A and all continuations, continuations in part, divisionals, reissues and reexaminations thereof, (2) any and all applications subsequently filed by ATC to the extent the rights thereunder are necessary for the Licensed Product to fulfill the specifications of Exhibit B and (3) any and all patents licensed or acquired by ATC to the extent the rights thereunder are necessary for the Licensed Product to fulfill the specifications of Exhibit B.

      C. "LICENSED PRODUCT" or "LICENSED PRODUCT" shall mean the product or those categories of products identified in Exhibit D, which fulfill the specifications of Exhibit B and thereby contain an implementation of some or all of the SFT Technology, and which also bear one or more of the Licensed Trademarks on the Licensed Product or packaging therefor. ATC shall determine, in its sole discretion, whether any particular product falls within a category of products identified in Exhibit D and/or fulfills the specifications of Exhibit B.

      D. "LICENSED RIGHTS" shall mean the combination of Licensed Patents and Licensed Information.

      E. "LICENSED TRADEMARKS" shall mean, collectively, the trademarks identified in the United States trademark registrations and applications therefor identified in Exhibit C hereto, the trademarks identified in all applications and registrations in any country which claim priority from the United States trademark applications and registrations identified in Exhibit C, or which are identical to or similar to a trademark identified in any United States trademark application, the rights to which are owned by ATC, any combination of words, and/or symbols containing the listed federally registered trademarks here after adopted by ATC from time to time, and any other trademarks, trade names and logos used by ATC in connection with the SFT system.

      F. "FIELD OF USE" shall mean sound reproduction devices utilized in conjunction with [...***...], as manufactured by NEC Personal Computer Division ("NEC-PC").

      G. "MARK LOCATION" shall mean the primary viewing surface of all Licensed Products.

      H. "PROPRIETARY EXCITER MATERIAL" or "PEM" shall mean the material(s) developed by and proprietary to ATC which are required to manufacture the SFT and picoSonic systems.

2.    RIGHTS GRANTED.

      A.    LICENSES GRANTED TO LICENSEE.

      ATC hereby grants to Licensee, under the Licensed Rights and subject to the payment of royalties and compliance with the other terms and conditions of this Agreement, and restricted to the Field of Use, the following:

            (i) A nontransferable, nonexclusive (subject to Paragraph C of this Section 2), worldwide, royalty-bearing license to make, use, offer to sell, sell and import into the United States the Licensed Products;


* CONFIDENTIAL TREATMENT REQUESTED


                                       2.

            (ii) A nontransferable, nonexclusive (subject to Paragraph C of this Section 2) worldwide license to use the Licensed Rights for developing improvements to the Licensed Products; and

            (iii) A nontransferable, nonexclusive (subject to Paragraph C of this Section 2) worldwide license to use the Licensed Trademarks in connection with the identification, advertisement, marketing, distribution and sale of the Licensed Products.

      B.    SUBLICENSING.

      Licensee shall have no right to sublicense the Licensed Rights or Licensed Trademarks; provided, however, that Licensee shall be permitted to:

            (i) sublicense the Licensed Rights for the manufacture of Licensed Products to one or more third party manufacturers for the sole purpose of manufacturing the Licensed Products for sale directly to and only to Licensee, but only if (a) Licensee and such manufacturer enter into a sublicense agreement with terms which are no less favorable to ATC or that the terms of this Agreement and (b) such sublicense is approved in writing by ATC prior to its effective date, which approval shall not be unreasonably withheld.

            (ii) sublicense the Licensed Rights for developing improvements to the Licensed Products to one or more developers for the sole purpose of developing improvements to the Licensed Products (subject to Section 3.D) but only if (a) Licensee and such developer enter into a sublicense agreement with terms which are no less favorable to ATC than the terms of this Agreement and
(b) such sublicense is approved in writing by ATC prior to its effective date, which approval shall not be unreasonably withheld.

      C.    EXCLUSIVE LICENSING PERIOD.

      During the [...***...] immediately following the Effective Date, ATC shall not grant a license to the Licensed Rights or Licensed Trademarks to any other manufacturer of products within the Field of Use.

3.    OBLIGATIONS OF LICENSEE.

      A.    CONFIDENTIALITY.

      Licensee acknowledges that the Licensed Rights are the confidential, proprietary information of ATC. Licensee agrees not to use, disclose, or grant use of the Licensed Rights except as expressly authorized by this Agreement. Upon termination of this Agreement Licensee shall make no use whatsoever of the Licensed Rights and shall not disclose the Licensed Information to any third parties.


* CONFIDENTIAL TREATMENT REQUESTED


                                       3.

      B.    PATENT/COPYRIGHT MARKING.

      Licensee shall conspicuously mark on a publicly exposed surface of all Licensed Products manufactured, distributed or sold by Licensee, and inside each instruction, servicing or other manual distributed with, or prepared for use with respect to, any Licensed Product, appropriate patent and copyright markings identifying all Licensed Patents and all copyrights of ATC applicable to such Licensed Product and identifying ATC as the owner of the Licensed Patents and copyrights. The content, form and language used in such marking shall be in accordance with the laws and practices of the country where such Licensed Products are manufactured, marketed, distributed and sold.

      C.    USE OF LICENSED TRADEMARKS.

      The parties hereby agree to avoid public confusion, Licensee's rights and obligations concerning the use of the Licensed Trademarks shall be as follows:

            (i) Licensee agrees to place at least one of the Licensed Trademarks (in accordance with at least one of the examples described in Exhibit
C) on each Licensed Product (unless determined by ATC to be reasonably infeasible) and at each Mark Location. The Licensed Trademarks may only be used on, or in reference to, Licensed Products. Licensee agrees to submit for review and prior written approval by ATC, prior to use or publication, a representative copy of all packaging, advertising, manuals and other collateral materials used by Licensee that bear one or more of the Licensed Trademarks.

            (ii) The ownership of the Licensed Trademarks shall be indicated whenever they are used by Licensee. Specifically, Licensee shall place the following notice on each Licensed Product:

            "Stratified Field Technology(TM)" and "SFT(TM)" are marks owned by and used under written License from American Technology Corporation, San Diego, CA (USA).

            "picoSonic(TM)" is a mark owned by and used under written License from American Technology Corporation, San Diego, CA (USA).

            (iii) Licensee shall acknowledge that the Licensed Products are manufactured under license from ATC by placing one of the following notices on a publicly exposed primary surface of all Licensed Products made, used, offered for sale or sold by Licensee:

            "Incorporates components of Stratified Field Technology under license from American Technology Corporation"

            "Incorporates the Stratified Field Technology under license from American Technology Corporation"

            "SFT under license from American Technology Corporation"


                                       4.

            (iv) Licensee shall require all persons or entities to whom it sell Licensed Products to place the Licensed Trademarks and the other notices referred to in paragraphs (1), (2) and (3) above on all descriptive, instructional, advertising, marketing, packaging and other materials prepared by or for such Purchaser which contain a direct or indirect description or reference to the SFT, the Licensed Products or the benefits to be derived therefrom.

            (v) Except with ATC's prior written approval, Licensee further agrees that it will not file any application for registration in any country of any mark, symbol or phrase which is identical to, similar to or likely to be confused with the Licensed Trademarks. Licensee further agrees and acknowledges that, if it has obtained or obtains in the future, in any country, any right title or interest in any mark, symbol or phrase which is identical to, similar to or likely to be confused with the Licensed Trademarks, then Licensee has acted or will act as an agent for the benefit of ATC for the limited purpose of obtaining such registrations and assigning such registrations (and all right, title and interest in such mark, symbol or phrase) to ATC. Licensee further agrees to execute any and all instruments deemed by ATC to be necessary to transfer such registrations or such right, title or interest to ATC.

            (vi) ATC will advise Licensee of ensuing grants of registration for the Licensed Trademarks, and Licensee agrees to comply with all applicable laws and practices of the countries wherein such marks are used and/or registered relating to the marking of notices of registrations and the recording of Licensee as a registered or licensed user of the Licensed Trademarks.

            (vii) The Licensed Trademarks may not be used in direct combination with any other trade names, trademarks or symbols, except as specified in Exhibit E. Moreover, the trade names, trademarks and symbols of Licensee may not be used in any way that may suggest that Licensee is a division, affiliate or subsidiary of ATC, or that the relationship between the two parties to the Agreement is anything other than that of licensor-licensee.

            (viii) The expense of obtaining and maintaining registrations for the Licensed Trademarks shall be borne by ATC. The expense of registering or recording Licensee as a registered user or otherwise complying with the laws of any country pertaining to such registration or the recording of trademark agreements shall he borne by Licensee.

            (ix) Licensee shall furnish a written report to ATC of all countries where Licensed Products are manufactured, marketed, distributed or sold (a) within thirty (30) calendar days after each calendar year and (b) prior to any manufacture, marketing, distribution or sale by Licensee of any Licensed Product in any country not previously reported to ATC.

            (x) Licensee shall not refer to the Licensed Products as incorporating any technology other than the Licensed Rights and will not use trademarks other than the Licensed Trademarks in reference to the Licensed Products.

      D.    IMPROVEMENTS BY LICENSEE.

      If Licensee shall hereafter during the term of this Agreement bring about any improvements relating to the performance or manufacture of the Licensed Products or otherwise relating to the Licensed Rights, including such improvements brought about by Licensee's


                                       5.

vendors, sublicensees or subcontractors ("Improvements"), Licensee shall promptly disclose such Improvements to ATC in confidence. The ownership of Improvements shall be determined as follows:

            (i) If an Improvement is based upon or relates to the Licensed Information or other proprietary information which is disclosed to Licensee in connection with this Agreement, or which is disclosed within the Licensed Patents or which comes within the scope of a claim or claims of the Licensed Patents, then such Improvement shall become the sole property of ATC. If the Improvement is patentable, Licensee shall assign and hereby does assign to ATC its entire right, title and interest in the Improvement and any patent issuing thereon in any country of the world. ATC shall and hereby does grant to Licensee a non-exclusive right to use such Improvement and any such patent in accordance with the terms of this Agreement, and such Improvement and patent shall be deemed part of the Licensed Rights.

            (ii) If an Improvement is not based upon or does not relate to the Licensed Information or other proprietary information which is disclosed to Licensee in connection with this Agreement, or which is disclosed within the Licensed Patents or which comes within the scope of a claim or claims of the Licensed Patents, then such Improvement shall become the property of Licensee and ATC shall retain, and/or Licensee shall and hereby does grant to ATC, an unrestricted, perpetual, irrevocable royalty-free non-exclusive license to fully exercise all intellectual property rights with respect to such Improvement (with the right to sublicense).

      E.    IMPROVEMENTS BY ATC.

      If (1) ATC shall hereafter during the term of this Agreement bring about any improvements in the Licensed Rights relating to the performance or manufacturing of the Licensed Products, including any such improvements brought about by ATC's vendors, other licensees or subcontractors and (2) such improvements are necessary for Licensee to manufacture, distribute and sell the Licensed Products or otherwise meet any updated specifications for the Licensed Products set forth in Exhibit B, then to the extent permitted by the U.S. Government and by third party rights, if applicable, ATC shall promptly disclose the existence and general nature of such improvements to Licensee in confidence and ATC shall and hereby does grant Licensee a non-exclusive right to use such improvements in accordance with the terms of this Agreement as if such improvements were part of the Licensed Rights.

4.    PAYMENTS.

      A.    All payments shall be made in United States Dollars.

      B. TECHNOLOGY TRANSFER FEE. Authentic shall pay to ATC a technology transfer fee in the amount of $250,000.00 as follows:

            [...***...] within [...***...] after the Effective Date of this Agreement;

            [...***...] within [...***...] after [...***...];

            [...***...] within [...***...] after [...***...].



* CONFIDENTIAL TREATMENT REQUESTED.


                                       6.

      C.    PERIODIC ROYALTY.

            (i) Exhibit E lists the Licensed Products together with their ATC Part Number and the minimum number of each product that is to be sold or otherwise transferred each month. Additionally, the section value and royalty calculation method is set forth in Exhibit E.

            (ii) QUARTERLY ROYALTY PAYMENT. The quarterly royalty shall be paid to ATC by Authentic so as to be received by ATC within [thirty] calendar days after the end of each calendar quarter, i.e., April 30th, July 30th, October 31st and January 31st. The quarterly royalty shall be that amount due to ATC as calculated by multiplying the section royalty rate by the number of products sold or otherwise transferred by Authentic for each Licensed Product for the respective quarter, as set forth in Exhibit E. In no event, shall the quarterly royalty amount paid to ATC, be less than the section royalty rate multiplied by the minimum number of Licensed Products for that quarter as set forth in Exhibit E.

      D.    SALE OF MATERIAL.

      ATC agrees to provide and sell, and Authentic agrees to exclusively accept and purchase from ATC, the Proprietary Exciter Material "PEM required to manufacture the SFT and picoSonic systems. Such sale and purchase costs to Authentic shall be included as a component of the License Royalty fees defined in Exhibit E attached hereto. Authentic agrees to issue purchase orders to ATC in a rolling six (6) month forecast which cover at least the minimum annual quantities as set forth in Exhibit E.

5.    FORECASTS.

      Exhibit E sets forth the Agreement as to Minimum Quantities of each Licensed Product for the period from the Effective Date through the end of calendar year 1999. These Minimum Quantities are based upon forecasts developed by the parties in the negotiations of this Agreement. These forecasts and the resulting Minimum Quantities may be reviewed and adjusted by the parties every six (6) months after the Effective Date. On October 1, 1999, or at another date in October agreed upon by the parties, the parties shall commence good faith negotiations for the establishment of forecasts and Minimum Quantities of the Licensed Products for the calendar year 2000. Thereafter, each year on October 1, or the next business day after October 1, if that date falls on a weekend, the parties shall commence negotiations for the establishment of forecasts and Minimum Quantities for the Licensed Products for the following calendar year. In no event shall the Minimum Quantities established for any particular year be less than 25% more than the Minimum Annualized Quantities established for the immediately preceding year.

6.    EXCLUSIVITY.

      The period of exclusivity for the Field of Use, as set forth in Section 2.C. above shall continue so long as Authentic sales or transfers of the Licensed Products equal or exceeding the Minimum Quantities as established in
Section 5 above and set forth in Exhibit E.


                                       7.

7.    BOOKS, RECORDS AND RIGHT OF INSPECTION.

      A.    BOOKS AND RECORDS.

      Authentic shall keep complete books of account and records of all Licensed Products which are manufactured, sold, distributed or otherwise disposed of, and all transactions relating to Authentic's activities in connection with this Agreement. Such books and records shall be kept in accordance with generally accepted accounting principles, consistently applied, and shall be retained by Authentic and kept available for at least three (3) years after the termination of this Agreement for inspection, copying and/or auditing by ATC.

      B.    RIGHT OF INSPECTION.

      ATC shall have the right, through an independent auditor selected by ATC and at ATC's expense, to inspect and copy the books of account and records referred to in Paragraph A of this Section 7, and to interview the employees, agents and accountants responsible for the preparation and maintenance of such books of account and records on behalf of Authentic for the purpose of verifying the accuracy of such books and records and the reports provided for herein; provided, however, that such examination shall be made during normal business hours upon reasonable notice and not more than twice per calendar year. If, as a result of any such examination, an error of more than 2.5% is discovered in the amount of royalty payments or the number of units manufactured or sold, as specified in any report specified in Section 8 below, (1) then the costs related to such inspection shall be borne by Authentic and (2) ATC shall thereafter have the right to conduct such examinations not more often that once per calendar quarter.

      ATC agrees not to divulge to third parties any confidential information obtained from the books and records of Authentic as a result of such inspections unless such information (a) was known to ATC prior to its acquisition by ATC as a result of such inspection, (b) becomes known to ATC from sources other than Authentic or, (c) becomes a matter of public knowledge other than by breach of this Agreement by ATC.

8.    PAYMENTS AND REPORTS.

      Royalty payments shall be calculated and reported for each calendar month. All royalty payments due under this Agreement shall be paid in United States Dollars within 30 days of the end of each calendar quarter. Each royalty payment shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation the quantity of Licensed Products sold or otherwise transferred during the month and the method by which the calculation of royalties was performed. Such report shall be in a form and format as agreed upon by the parties.

      All payments by Licensee shall be made free and clear of, and without reduction for, any and all taxes, including, without limitation, sales, use, property, license, value added, excise, franchise, income, withholding or similar taxes, other than such taxes which are imposed by the United States or any political subdivision thereof based on the net income of ATC. Any such taxes which are otherwise imposed on payments to ATC shall be the sole responsibility of Licensee.


                                       8.

9.    INDEMNIFICATION.

      A.    INFRINGEMENT INDEMNITY.

      ATC shall indemnify and hold Authentic harmless from all costs, loss, damage and liability, except consequential damages, which may be incurred on account of the infringement of any United States patent arising out of the sale or use of Licensed Products, to the extent such infringement is based upon Licensee's use of the Licensed Rights, and ATC shall, at its own expense, defend all claims, suits or actions or infringement of patents against Authentic, provided ATC is promptly notified of such claims, suits and actions, given all evidence in Authentic's possession, provide reasonable assistance in and sole control of the defense thereof and all negotiations for it's settlement or compromise. In the event of such a charge of infringement, ATC's obligation under this Agreement shall be fulfilled if ATC:

            (i) Obtains a third party license allowing Authentic to continue to use or sell the infringing product.

            (ii) Replaces or modifies the infringing product so as to be substantially equal but non-infringing.

      In no event shall ATC's liability to Authentic for the patent infringement be greater than the amount Authentic has paid to ATC in royalty for the infringing product.

      ATC shall not have any liability to Authentic under any provision of this
Section 9 if the Patent infringement is based upon a use of a product in a manner for which it was not designed, or if the Licensed Product would not infringe but for (i) Licensee-made modifications to the Licensed Product or (ii) combinations of the Licensed Product with other technology. The above states the entire liability of ATC with respect to infringement of patents.

      B.    LIABILITY INDEMNITY.

      Licensee agrees to indemnify, hold harmless and defend ATC against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of its manufacturing, use and/or sale of the Licensed Products, including, but not limited to, any damages, losses or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the possession, manufacture, use, sale or administration of the Licensed Products by Licensee.

10.   WARRANTY DISCLAIMER.

      ATC warrants that the PEM material furnished under this Agreement will, at the time of initial shipment, be in conformity with ATC's proprietary specifications and free from defects in material and workmanship. ATC will, at it's option, repair or replace any PEM material that does not conform to this warranty. Authentic shall within thirty (30) days notify ATC in writing of any defects and obtain ATC's approval for return of the PEM material to ATC.

      EXCEPT AS EXPRESSLY PROVIDED HEREIN, ATC HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER


                                       9.

EXPRESS OR IMPLIED, RELATING TO THE LICENSED RIGHTS OR THE LICENSED PRODUCTS, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Nothing contained in this Agreement shall be construed as either a warranty or representation by ATC as to the validity or scope of any Licensed Patents. Licensee will not pass through to its end users or any other third party the warranties made by ATC hereunder and will expressly indicate to its customers distributors that they must look solely to Licensee in connection with any problems, warranty claims or other matters concerning the Licensed Products.

11.   TERM AND TERMINATION,

      A.    TERM OF AGREEMENT.

      This Agreement shall commence on the Effective Date and shall continue for a period of five (5) years thereafter, unless terminated earlier as provided in this Section 11. Upon termination or expiration, all licenses granted to Licensee hereunder shall terminate, provided, however, that Licensee shall be entitled to sell units of Licensed Products manufactured prior to termination or expiration for a period of six months after such termination or expiration.

      B.    TERMINATION FOR CAUSE.

      This Agreement may be terminated for cause by one party for a material breach by the other party. Failure to make payments when due shall constitute a material breach. Should a party believe there has been a material breach by the other party, then that party shall send written notice setting forth the breach to the other party. The other party shall have sixty (60) days to cure the breach, except for breach of the duty to make payments when due, which must be cured within fifteen (15) days. If the breach is not cured by the end of this period, the first party may provide written notice to the other party terminating this Agreement for cause. Said termination shall be effective ten
(10) after the issuance of such notice.

      C.    TERMINATION OF CONVENIENCE.

      Either party may terminate this Agreement for convenience upon six (6) month notice to the other party.

      D.    NOTICE.

      All notices herein shall be made by registered mail or by a delivery service which provides a delivery receipt. Said notice shall be made to Authentic at the following address:

                          3-14-1- Hisamoto Takatsu-ku
                          Kawasaki City, Kanagawa-Ken 213-0011
                          Japan
                          Attention: Naomi 0gawa

and to ATC at the following address:


                                      10.

                          13114 Evening Creek Drive South
                          San Diego, California 92128
                          United States of America
                          Attention:  Richard H. Wagner

or to such address as may be designated in writing by either party.

      E.    SURVIVAL.

      Sections 3, 4, 7, 8, 9, 10, 13 and 14 shall survive any termination or expiration of this Agreement.

12.   DISCLOSURES CONCERNING RELATIONSHIP.

      Neither party shall make any disclosure concerning the substance of this Agreement nor issue any public release or announcement concerning their relationship, except as mutually agreed in advance or otherwise required by law. It is agreed that permission to release information will not be unreasonably withheld by either ATC or Authentic.

13.   APPLICABLE LAW.

      This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of California, without regard to conflicts of laws rules. All disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in San Diego County, California, and Licensee hereby consents to the jurisdiction of such courts. The official language of this Agreement is English.

14.   LIMITATION OF LIABILITY.

      IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

      IN NO EVENT SHALL ATC'S TOTAL LIABILITY TO LICENSEE HEREUNDER EXCEED THE AMOUNT PAID BY LICENSEE TO ATC UNDER THIS AGREEMENT.

15.   WAIVER.

      No waiver of any provision of this Agreement or any rights or obligations of either party hereunder shall be affective, except pursuant to a written instrument signed by the party or parties waiving compliance and any such written waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.


                                      11.

16.   AMENDMENTS IN WRITING.

      Any amendments or additions to this Agreement shall not be valid unless executed in writing by duly authorized representatives of the panics hereto.

17.   ASSIGNMENT.

      This Agreement may not voluntarily assigned in whole or in part by either party, without the prior written consent of the other party, except upon merger, consolidation or other transfer of all or substantially all of the assets of either party. Either party may, however, assign this Agreement to its wholly or majority owned subsidiaries without the prior written consent of the other, as long as transferor remains liable hereunder.

18.   SEVERABILITY.

      Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement.

19.   EXPORT CONTROL.

      Licensee acknowledge that the manufacture and sale of the Licensed Products is subject to the export control laws of the United States of America, including the U.S. Bureau of Export Administration regulations, as amended, and hereby agrees to obey any and all such laws. Licensee agree not to take any actions that would cause either party to violate the U.S. Foreign Corrupt Practices Act of 1977, as amended.

20.   ENTIRE AGREEMENT.

      This Agreement constitutes the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes any and all prior oral or written communications with respect to the subject matter herein. This Section does not apply to the Proprietary Information Exchanged Agreement entered into by the parties on April 22, 1998 which agreement remains in full force and effect.

      IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.

AUTHENTIC, LTD.:                       AMERICAN TECHNOLOGY CORPORATION:



By:    /s/ NOBUYUKI KONDO              By:    /s/ DALE W. WILLIAMS
       ---------------------------            -------------------------------
       Nobuyuki Kondo                         Dale W. Williams
Title: President                       Title: Chairman/Chief Executive Officer


                                      12.

                                    EXHIBIT A

                                LICENSED PATENTS

                         AMERICAN TECHNOLOGY CORPORATION

   INTELLECTUAL PROPERTY FOR ATC STRATIFIED FIELD TRANSDUCER    CONFIDENTIAL



                                   [...***...]


* CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT B

                                 SPECIFICATIONS

                                    EXHIBIT C

                               LICENSED TRADEMARKS

Stratified Field Technology(TM)
SFT(TM)
picoSonic(TM)

                                    EXHIBIT D

                                LICENSED PRODUCTS

An Audio sound reproduction device, sound panel and/or transducer "unit" for use in NEC-PC [...***...].

Such sound reproduction device, panel and/or transducer shall be limited only to the following dimensions:

      Unique single Device or Panel or Transducer sound reproduction surface area of up to [...***...].


* CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT E

                          ROYALTY CALCULATION AND RATE

Each Licensed Product unit, as defined above, containing ATC SFT and picoSonic technologies as defined herein shall bear a [...***...] for the period of this Agreement.

ATC and Authentic shall meet quarterly and agree upon the minimum number of units to be subject to Royalty payments during the six (6) months period following the date of the meeting. During the first six (6) months following the Effective Date of the Agreement, Authentic agrees to a minimum of [...***...] of Licensed Product to be supplied under this Agreement to it's Field of Use.


* CONFIDENTIAL TREATMENT REQUESTED